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                                                               Exhibit 99.1
For Immediate Release

24/7 REAL MEDIA ACQUIRES VFLASH ASSETS
Company's Stable of Integrated Media Solutions Greatly Enhanced
Strategic International Investor Invests in 24/7 Real Media

NEW YORK - September 19, 2002 -- 24/7 Real Media, Inc. (Nasdaq: TFSM), a leader in interactive marketing, today announced the acquisition of certain assets of VFlash d/b/a NowMarketing, a New York based marketing services firm ("NowMarketing"). The acquisition will significantly enhance 24/7 Real Media's ability to offer integrated media solutions to their clients who want to take advantage of the Internet's dynamic, real-time characteristics - especially as pertains to driving customer acquisition through promotions.

The acquisition is expected to be neutral to 24/7 Real Media's earnings in FY2002 and accretive to earnings in FY2003. In conjunction with the acquisition, Now Marketing's ultimate parent, Elron Electronic Industries Ltd. (NASDAQ:
ELRN), as well as an investor associated with Elron, will together make a $1.25 million dollar direct investment into 24/7 Real Media. Elron is an Israeli-based, high-tech operating holding company, which over the past 40 years has built successful technology companies.

"We're especially excited about this acquisition for our customers across each of our business units," said David J. Moore, Chairman and CEO of 24/7 Real Media. "The NowMarketing product lines fit hand-in-glove with our iPromotions model, which is already a proven winner in multiple verticals. This should have a favorable impact on that unit's ability to deliver for our marketer and publisher clients."

NowMarketing's three core products/business lines will integrate with 24/7 Real Media's products and also with its industry leading ad serving software, Open
AdStream:

    o Vflash Messenger is a fully branded e-messaging desktop application that creates an active communication channel for companies looking to strengthen and enhance consumer and business-to-business relationships, as well as those looking for an Internet communication solution.

    o NowBox is a customized desktop communication channel that provides users with quality real-time content that they choose to receive. NowBox provides back-end reporting including measurable data on: total message views/unique message views, total message clicks and other user interaction statistics and clustering.

    o Interactive CD composition and production experience offers an offline alternative to high bandwidth content delivery and is used extensively by large promotional marketers. Direct marketers have also discovered interactive CD's to increase direct mail response rates exponentially while having low delivery costs.

Some of the major clients using these products include: Blockbuster, NBC, Coca-Cola, Ford, Revlon, McDonald's, Clear Channel, DDB Worldwide Communications Group.

ABOUT NOWMARKETING
NowMarketing is a New York based marketing professional services firm established in January 2000 to take advantage of the dynamic, real-time characteristics of the Internet and to address the need for a suite of highly targeted, marketing communications solutions.

The company's objective is to provide marketing communication solutions to create an instantaneous, opt-in and consumer-initiated path between marketers and their target audience. NowMarketing's services enable efficient and measurable direct response campaigns that strengthen and enhance customer relationships by facilitating a positive feedback loop to the marketer.

NowMarketing is a wholly owned subsidiary of Elbit Ltd., which in turn is a wholly-owned subsidiary of an Israeli-based, high technology operating holding company, Elron Electronics Industries Ltd.

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Elron, listed on the NASDAQ Stock Exchange (NASDAQ: ELRN), is a high technology operating holding company. Its holdings are primarily concentrated in the fields of defense electronics, information technology (IT) software products and services, communication, medical devices and semiconductors.

ABOUT 24/7 REAL MEDIA, INC.
24/7 Real Media provides marketing and technology solutions to online marketers and publishers to maximize customer relationships and revenue. Our products and services include: Internet ad serving technology, online media representation, integrated marketing solutions comprised of network and site specific advertising, online promotions and search engine optimization. For more information, please visit our Web site: www.247realmedia.com.

Contact: 24/7 Real Media: Mark Naples 212.231.7175 mark.naples@247realmedia.com.


CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the companies named herein.



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